Exhibit 10.3

SECOND AMENDMENT TO

2004 INCENTIVE PLAN

THIS AMENDMENT, made this 18th day of December, 2008, by Barnes & Noble, Inc., a Delaware corporation (“Company”).

WHEREAS, the Company maintains the Barnes & Noble, Inc. 2004 Incentive Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Company retained the right to amend the Plan pursuant to Section 12.1 thereof;

WHEREAS, the Board of Directors of the Company desires to amend the Plan to reflect documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance promulgated thereunder.

NOW, THEREFORE, effective December 31, 2008, the Plan is amended as follows:

1.	The following is added to the end of Section 2.1:

“Notwithstanding the foregoing, no Award shall be granted to a Participant if the grant of such Award would cause such Award to constitute “deferred compensation” within the meaning of Code Section 409A by virtue the Company’s failure to constitute an “eligible issuer of service recipient stock” within the meaning of 26 CFR 1.409A-l(b)(5)(iii)(E), or any successor regulation thereto.”

2.	The following is added to the end of Section 2.13:

“Notwithstanding the foregoing, the Fair Market Value of Shares shall, in all events, be determined in accordance with Code Section 409A.”

3.	The following is added to the end of Section 6.1(b):

“but only to the extent such Stock Appreciation Right is either not considered “deferred compensation” for purposes of Code Section 409A or complies with the requirements of Code Section 409A.”

4.	Section 6.2(a)(i) is deleted in its entirety and replaced with the following:

“(i) the Fair Market Value of one Share on the date of exercise over”

5.	The following is added to the end of Section 8.1 of the Plan:

“Notwithstanding the foregoing, the terms of all Other Stock Unit Awards so granted will be structured so that such Other Stock Unit Awards either are not “deferred compensation” for purposes of Code Section 409A or comply with Code Section 409A.”

6.	The following is added to the end of Section 9.1 of the Plan:

“Notwithstanding the foregoing, the terms of all Performance Awards so granted will be structured so that such Performance Awards either are not “deferred compensation” for purposes of Code Section 409A or comply with Code Section 409A.”

7.	The second full sentence of Section 11.1 is deleted in its entirety and replaced with the following:

“For purposes of the Plan, “Change in Control” shall mean an event which shall occur if there is: (i) a change in the ownership of the Company as defined in Treasury Regs 1.409A-2(i)(5)(v); (ii) a change in the effective control of the Company as defined in Treasury Regs 1.409A-2(i)(5)(vi); or (iii) a change in the ownership of a substantial portion of the Company’s assets as defined in Treasury Regs 1.409A-2(i)(5)(vii). The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.”

8.	The following is added to the end of Section 11.2:

“Notwithstanding the foregoing, no Award shall be assumed or substituted pursuant to this Section 11.2 if such action would cause an Award not otherwise “deferred compensation” within the meaning of Code Section 409 to become or create “deferred compensation” within the meaning of Code Section 409A.”

9.	The following is added to the end of Section 12.2:

“Notwithstanding the foregoing, no Award shall be adjusted, substituted or otherwise modified pursuant to this Section 12.2 if such action would cause an Award not otherwise “deferred compensation” within the meaning of Code Section 409 to become or create “deferred compensation” within the meaning of Code Section 409A.”

10.	Section 12.5 is deleted in its entirety and replaced with the following:

“12.5 Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award. Notwithstanding the foregoing, such Dividend Equivalents shall not be granted if the terms of the grant of such Dividend Equivalents would either cause an amount to be considered “deferred compensation” within the meaning of Code Section 409A that would otherwise not be considered “deferred compensation” or cause an amount to be included in an Award recipient’s income under Code Section 409A.”

11.	A new Section 13.15 is added as follows:

“13.15 Code Section 409A. All provisions of this Plan shall be interpreted in a manner consistent with Code Section 409A, and the regulations and other guidance promulgated thereunder. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of participation in the Plan under Code Section 409A or any other federal, state, or local tax law. Tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances. Participant should consult a competent and independent tax advisor regarding the tax consequences of this Plan.”

IN WITNESS WHEREOF, this Amendment is executed on the 18th day of December, 2008.

BARNES & NOBLE, INC.

By:	/s/ Michelle Smith
Michelle Smith
VP, Human Resources